Exhibit 99.1

Dennis Calvert:

Okay, good morning ladies and gentlemen. It's now 10:13 AM. Annual Meeting of Stockholders, BioLargo please come to order. I'm Dennis Calvert. Make sure I got my ringer off. Everybody got the ringer off. That'll be helpful.

I'm Dennis Calvert. Present chairman of the board of the company. We welcome you and want to express our thanks for your attendance at this meeting. In this meeting we've got a number of participants in the executive team and the board. We're going to introduce those. Joe Provenzano. Where's Mr. Joe? There's Joe. If you haven't met them, make sure you meet them. They're really key people in the company. They do a lot. They actually make it all work. That's the key. Dennis Marshall, where's Dennis Marshall? Board member Dennis Marshall. Jay Strommen. Where's Jay? I mean Jay Strommen. Linda Park. Great addition this year. Christina Person, another great addition. Christina, all the way in from Denver. Thanks for coming. Ken Code is on with us on Zoom so everybody can say, Hey Ken.

Participants:

Hey.

Dennis Calvert:

There you go, Ken. Glad Ken is here. Also, present is Charlie Dargan, our CFO. Where's Charlie? Charlie in the back right there. Thanks for coming, Charlie. John Browning. Where's Mr. Browning? John is our inspector of elections and he'll be examining and tabulating proxies and the ballots of this meeting. We also have representatives from Haskell & White, I think. Do we? Any Haskell & White people here? They may show up late. They're busy. That's our auditor. So when they get here, we'll make sure we introduce them.

Notice of this meeting was given to all stockholders of record at the close of business on April 11th, 2023 by US Mail on or about April 26th. And I have for inclusion in the record of this meeting, the mailing affidavit to that effect, the preliminary report of the inspector of elections is that approximately, John, 60% of the votes, voting interests of the shareholders outstanding entitled to vote are present in person, are by proxy at this meeting, correct John?

John:

Yes.

Dennis Calvert:

There you go. Very good. Approximately 60%. Perfect. A quorum being present. The meeting is declared open to proceed with its business, and the primary purpose of this business is the vote to elect our directors, conduct an advisory vote on executive compensation, ratify appointment of our auditors. However, we always want to take a chance to update you on the business progress, statements about our mission, our efforts, where we're at in that cycle, and we're going to have presentations from the leaders of the company for the various segments so you get a firsthand account. So we're going to do that now. And in each of us, I'm going to start, we got to start the timer. Okay.

Dennis Calvert:

Okay. BioLargo, right? Sustainable solutions. We call ourselves an innovator and solution provider. Focused on sustainable solutions to make life better. It's really a pretty basic vision. It's lofty. In the portfolio we really have two groups, one is an environmental group, which is all encompassing. We have water, energy, ONM, which is our odor control, industrial services. BioLargo Water primarily focused on R&D and AOS. And we have Clyra. Clyra is a natural extension of the portfolio. Everybody knows that it was built to incubate and spin out. And it's come along really nice way. So Steve's going to be presenting Clyra. One of the really exciting assets in the portfolio. We don't give a lot of attention, doesn't mean it's not going to be a big one. So we want to make sure you get that message.

Innovators, engineers, scientists looking for new solutions to make life better, right? Passionate about sustainable development. What's good? It's sustainability, good for the planet, good for people, good for commerce. It's a trifecta. Commerce is a big part of that. As I journey the world and we talk about sustainability, I'm the guy that always asks, are we going to make money. It's critical. Easy to say, hard to do. In our portfolio we have sustainable solutions. We think all can make money. They're not yet, but they're coming. Driven to make solutions that make it affordable and accessible to the world. We then develop, right? Commercialize best in class. Can't emphasize on the best in class, best in class. In the portfolio there's eight technologies. They're all best in class. They have a chance to disrupt a market. They're not all disrupting yet. Some are, some are on their way, but we believe they all will. It's a matter of timing and tools and execution, and as we say, the right partners.

On the revenue side. It's been a dramatic climb as everybody knows, if you're watching. If you're not watching, you got to watch. If you're not on our email list, make sure that we get it. Join our email list. We won't pepper you, we don't sell the list. You'll get a couple a month. It's worth it. If you just read the emails, you can keep up with the business. We do a lot of outreach. The revenue climbing is dramatic. And of course Q1, we have the most significant uptick in revenue. A 78% quarter on quarter growth. That is a 130% year over year. Big deal.

Our debt's almost to nil. Almost to nil. We've got an SBA loan, it's a 3% 30 year loan, and we got a little detail with PPP, we're trying to work out to make sure we get forgiveness. We're hoping that works out the right way. It's almost nil. It's inconsequential to the operation of the business. Quite a contrast from a few years ago, notice that debt climbed. When we brought in the engineering group, we took a big risk. We said we're going to finance an engineering group. We didn't have a customer and we started from scratch, but we brought world-class people in and now they're a shining star in the portfolio.

Notice the intersection of net cash used versus revenue. That intersection's a big deal. It's a turning point, right? In which our requirement for cash to sustain operations is di minimis. In Q4, it was right at break even slightly positive, in Q1, just slightly like $40,000 short of net cash flow, big deal. About 400,000 short of profit. That's non-cash charges earnings. So first you got to get cash, then you got to get non-cash. So we're on the climb and as revenues continue to climb, we'll see some bumpiness. We're going to talk about that. But as we do, this company's going to make money and the key is it's making money with core services and one big product and there's another three potential unicorns coming. I mean they're big. And as they come, the free cashflow from this business model is dramatic.

Net stockholder equity. I traveled the world. We're in a microcap market OTC. We're going to get off that, but we're going to do it in a way that's the least harmful and the most beneficial for our investors. That's the goal. It's clearly stated we behave that way since the inception. Everybody should know that's the way we're going to operate. If you don't, ask the questions, happy to discuss it. We want to uplist when the wind is in our sails. And the wind is, as I always say, it's blowing up. They're kind of like ruffling and they're popping and they're really about to pull us. Not quite fully, but they're really close. Pooph has been a big part of that. We're going to talk about Pooph. Same thing with the engineers last year, record year, more coming. This net shoulder equity is critical because the uplift to a national market like NYSE is a $4 million threshold.

Notice, and you're going to see this, that as we accumulate net shareholder equity, cash, no debt, we're maintaining low overhead. That's a level of discipline that's pretty rare in this market. And what it's going to do for us is open the next step as opposed to us begging to come up, we're going to get pulled up. And I already see it. These numbers are pretty dramatic. We like to show year over year. That's the real vision of the business. But on a quarter-by-quarter basis, it's pretty astonishing. 29% quarter over quarter for the last nine quarters. Pooph's been a biggest part of that. 78% Q4 to Q1. Now we have a caveat, right? The caveat's very important because Q1, we saw such an increase in revenue as a stocking up of inventory to support Walmart. We're not going to maintain that this quarter.

We know it'll be less. It's going to be less. Okay, we'll see royalty income. We’ve still got engineering services. We've also had some delay that we're going to talk about in some of these big engineering projects. They're coming. We're not afraid, but they haven't hit yet. And when they hit, that's when the work begins. You don't get a big check. Start your work. Okay, so engineering is coming on. This is a huge curve. And in my world, when we talk about this in the public market arena with financiers and Wall Street types, with the big funds, it's astonishing. It literally is one out of 10,000. If you don't have that perspective, most of the street is littered with failure. That's not us. We're knocking on the door for a big-time opportunity. Revenue versus net loss. Net loss is still a ton. Notice it's almost a zero, right? Almost a zero. About $400,000 Q1. And remember, that's non-cash, right? Because we're almost at breakeven on cash right there.

Revenue versus SG&A, three minutes. I'm on target. Revenue versus SG&A. What's the point? Revenue's climbing but overhead's not. That's pretty astonishing. Most companies can't do that. And when you do that, especially with the things that we've got coming, we believe the free cash flow is so extraordinary. It's the culmination of our business model. Remember what we’re saying: invent it, prove it up, find the market and then partner. And when you partner that way, what you're doing is you're moving off balance sheet, the exposure of the capital risk for deployment. And they carry the ball. They carry the ball because the prize is worth it. We participate in that success because we did the hardest work. The hardest work is the proving, not getting through the barrier, finding the partner. We've been through some partners, we're a good partner. We've had some that are not stupid. We've got some good ones now though.

Same thing. Revenue versus net cash generated by operating activities. Look at that number. It's right at zero. Pretty good. I can't read this because it's so small. I know. Hold on, I got to lean over. Let's see. O&M, 491% versus Q1. Let's see, big number, $3.7 million Q1. Big number. So you're going to see the dip, giving you the caveat. No question. We should see a dip and then climb back up again because we've got new retail accounts. Jane's going to speak to that. Net loss is down to an extraordinarily low number and we've improved our cash position. Some of that's raising money. Some of it's raising money in the subsidiary to preserve the dilution of the parent. Some of it's actually generating cashflow, ONM's the shining star in that. The combination is pretty dramatic.

Clyra is poised to go big. We're going to talk about that in great detail. So we talk about key catalysts. Give me a reminder. How much time? One minute. Catalyst. Look, I'm not going to cover these, but they're all best of class. They all have a chance to do what we've done with Pooph. They have a chance to break open a market, partner in a big way. And we're going to talk about the detail with the business units. And so that is me, and I hit my mark.

All right Joe, come on Joe, you're up. And John's going to owe me a round of golf for hitting my mark. Just for the record. I love it. So Joe Provenzano, we've worked together now 20 years and we remember sitting in at Coco's because we didn't have an office, we had no money, had nothing, right? With Ken. Ken's on the phone. Anyway, we've come a long way. Joe's become so expert in what he does. He lived it, he built it, he figured it out. So he's got a great story to share. We're proud of you, Joe. Go.

Joe Provenzano:

Hello. Thanks for coming everybody. So like Dennis, we're a little bit longer in the tooth, so I'm going to have to put my glasses on periodically to be able to get through my slides as well. Sorry?

Joe Provenzano:

Okay, so ONM Environmental, a lot of you guys historically know this as Odor-No-More, right? And I think we've may have covered that in the past, but as the business just grown and expanded into other sectors of the market where we were pulled to, we effectuated a name change to more effectively reflect what our company is and what it does today. Everybody knows about CupriDyne Clean, right? It's the genesis of... The very beginning of where it all started, right? With Ken Code and our focus is still... From our division, his focus is still on the industrial odor control market as well as system design, build and install. So as you know, we hold multiple contractor’s licenses and so we'll go out and spec a system, design a system, get customer buy-in, offer them a price, close the deal. A lot of that has to do with AJ, and then go out and install it. And then obviously we provide the chemistry to manage odors and other volatile organic compounds and large facilities that generate massive amounts of odors.

We've touched on our systems. So, everything from portable trailer mounted systems with fans to large stationary systems that cover literally miles of perimeter at a facility. The current industries we serve on the industrial side of our business is obviously the municipal solid waste industry, which is one of our biggest. We have gotten into the automotive industry for automotive paint boosts, the emissions associated with manufacturing of automobiles, which we believe is a big fairly untapped market. We've got a couple clients on board now. Dane is here somewhere and he's back in the back. And so Dane heads up that part of our business. Wastewater treatment. We've brought on recently a couple big wastewater treatment customers and that seems to be a growing segment for us. We've always known it as a big opportunity, but it's pretty technical sales. So, I'd like to think that we've kind of polished our skill sets and put ourselves in a position to where we're able to speak with the type of customer that we have to deal with in those industries.

We do some rendering plants, which is converting scrap animal waste essentially into food and other different things from that, food processing and then asphalt manufacturing. So there are some new markets there for us. And as we continue to hone our skills and hunt opportunity, it becomes more apparent to us on a daily basis that there's a lot of different opportunities for us. The market is ever expanding. When we first started in the industrial segment, we were pulled into it, as most the story, and it was about just dealing with municipal solid waste, basically trash facilities, because of the immense amount of odor being generated by them.

But now as we, to use the term Dennis likes, is as we unpeel the onion, we find out that there's a lot of other industries that really have a need for what we do. And we also are learning a lot more about the chemistry. Thanks to the engineering team and our science team, we all work pretty well together to collaborate and find solutions. And we're realizing that, as I said early on, it's not just about odor control, it's about all of their Volatile Organic Compounds for VOCs. And we're finding that the chemistry is really effective at reducing those other volatile organic compounds, whether they have an odor or they don't have an odor. So that's proven to be very valuable for our business. I actually see a big future in emissions reductions for not specific to odor control, but in relation to volatile organic compounds, which obviously contribute to greenhouse gases and all of those good things.

The other value added services. So obviously in cooperation with our engineering group, we have the ability to provide air quality testing, odor emissions testing and qualifications. We do a lot of slight site surveys. We've gotten pretty smart now with the addition of some team members, we're able to consult on operations, expansion and staffing for landfills and other waste facilities. And then of course our environmental engineering services company headed by Randy gives us the ability to go out and offer these extended services to our client base, which is important. It helps Randy's business, it helps our business, it gives us a lot of credibility based on their vast experience and resumes to be able to tell our multi-billion dollar clients that, "Hey, yeah, we can do that too." And those that I have attended in the past, you've heard me say we strive to be a one-stop shop.

If the customer needs something, we want to be able to provide it for them because the last thing we want them to do is go elsewhere. And so that feeds right into all the construction licenses that we've built and the engineering group and the ability to refer business back and forth and say, "Hey, our sister can do that, our sister company can do that, or our sister company in Canada can do that testing for you." So it seems kind of illogical and that maybe the biological family of companies seemed a little bit haphazard, but there was a method to the madness and we are working very well together for these now. So private label/white label products. As many of you know, we've done this for quite some time on a very small scale, we've actually started growing it. I have Jane Pak here who I'm going to introduce, which everybody, if you haven't met her one-on-one, should absolutely do.

So we're serving the pet industry, as everybody knows, under the Pooph deal, we're doing some household work with a few different companies, the automotive industry. We're also doing some white label stuff for odors in cars, so the rental car industry and used car trade-ins and things of that nature. So we have a white level customer that's taken our product and selling it to automotive dealerships. I think there's an expanding opportunity there. Just barely scratching the surface of that. And then the artificial turf industry, some of that in the past we've had a couple small customers that are a hundred gallons here, 500 gallons there.

Dane has brought on a customer that is become one of our big customers actually. They're in the neighborhood of 15 to 20 grand a month, something like that. And it's growing pretty rapidly. The last couple of months we've seen a pretty extensive growth with that customer. And there's more to be had in that space too. So the private/white label opportunities that have always existed, it is finally starting. Not finally, but they're really breaking through with this point. And I look forward to experiencing a pretty substantial growth of the business based on these opportunities.

Thank you. Pooph pet. If you have not heard about Pooph, you should turn the TV on, because it's everywhere. So we partnered with a veteran consumer products group that focuses on marketing. They truly are experts at what they do, and probably amongst the best of the best. There's multiple SKUs now under the Pooph brand. To date, as far as I know, and I'm going to introduce Jane in a minute, but as far as I know, I think it's all exclusively CupriDyne based products. There are new products in the works now, so it is not a single product kind of thing and done. There's currently multiple SKUs. There's so much going on with her business that it's hard for me to keep track of exactly all the SKUs. But I want to say there's probably five or seven SKUs now. Different products, different sizes of products.

All CupriDyne based again, and Iodine based again. In 2022 ONM Environmental generated about $2.8 million in revenue from Pooph products sales and about $3.1 million in the first quarter of this year. So that hockey stick you see in the growth, we attribute a lot of that to Jane and her team and their particular expertise at being able to take what we've developed and turn it into. Validate what we've done, all the work that we've put to get to this point and pass it over to her and say, here you go. Here's our claims, here's our safety, here's our performance data that we've built over years and years. And then Jane and her team has that particular expertise to look at it and say, okay, so how do I position it so a customer will buy it? And they've been very successful and we're grateful to them for that.

The way that the deal works, if you haven't heard with Pooph, is we work on a manufacturer's margin and then we have a royalty based on Pooph’s sales. In addition to that, Pooph's initial strategy was to exit and sell the brand to a major consumer products company. Our deal, BioLargo’sdeal with Pooph is that we receive a percentage of that exit as well. So I won't speak for Jane. I think it's a very good deal for us. The model I think works in our business when it comes to our technologies. We're pleased with it. I think Jane is too, but I'll let her speak to that herself.

And then finally with my last minute, now we won't rush you, Jane, I'll buy time for you. I'll beat people up. I want to introduce Jane Pak. Jane's over in the corner, if she'll come up. I think she's over there counting her money.

Jane is the co-founder and CEO of Ikigai Marketing Works, and the board chair for Pooph.

So everybody, this is Jane Pak. If you didn't meet her one-on-one, try to grab a little bit of time, just a minute of her time because she's the pro. And definitely a good conversation with, so take it over Jane.

Jane Pak:

Good morning. It's really nice to meet everyone I've met so far and looking forward to meeting the rest of you. I want to start with just really thanking Dennis and Joe and Carol and just the whole team for an extraordinary partnership. You know, what Dennis said earlier about this being a good partnership, I completely agree. I speak on behalf of the entire team that a good partnership is where everybody wins. A great partnership is where everyone wins and actually still likes each other. And we've really come to grow to love the BioLargo team, and we consider them family. So thank you again for an incredible partnership. I'll speak a little bit to what Dennis was saying, but I wanted to just recap really quickly on how we got here. So where are we exactly?

So we're exactly 18 months to the day that we put Pooph on television on our first commercial, which I thought was poignant for today. And so I think it's worth just noting how we got here. We reached out to Dennis and to BioLargo, we, by some random miracle found BioLargo and this incredible product and this technology that you've really developed over 15 years. But when we first started, the first reaction we had was with an odor eliminator is like, how do you break into a category that's established, $7 billion, and is owned by Proctor & Gamble and Spectrum? And the way that we do it is because of our methodology. So our methodology actually told us a lot of really key elements in the claims of the product that really validates what I know Joe has been working very hard in his kitchen, in his backyard, as Carol just told me, in the barn and fencing stuff and mixing stuff and throwing it against the wall.

And we were able to validate how right you were about how great this technology is. But the way that we do it is a little bit different than how everyone else does it. So we're able to actually pull out the claims that we know a consumer will actually transact on. And what we found out was that 79% of pet owners know that they have an ongoing odor problem. So we don't ask them, would you buy this if it said this or it said it did this? We asked them in a very indirect way. Do you have a problem that continues to show up? And they knew that that was true and they said yes.

So what that allowed us to do is to understand that if we redefine what odor elimination even means, then we automatically kill the competition. And that's how Pooph was really able to launch very quickly and very successfully on television. And we're able to do that because of our methodology. But we can't make a loser into a winner. You have to have a product that works and you have to have a problem that people are willing to pay money to solve. So, BioLargo's technology, your pedigree, the many years of just getting this product into the industrial space, was a key component of being able to what we call breaking past the sleeping of the century because Procter & Gamble and Spectrum owned this category for a long time. As our friends at Chewy said, we have our foot on their neck. But because they're big companies, they move very slowly and they move at ... What they move on a quarterly basis, we move on a weekly basis, because we have a lot of agility.

So that allowed us, one, to take our methodology to understand exactly how we go into this market and dominate, and steal market share quickly while they're asleep. But we were able to do it because we have this incredible product that you have spent so much money and so many years developing and perfecting, and making work. So we actually were able to take what you have done, Joe, and actually prove it for you. So that's been an extraordinary pleasure for us.

Like I said, today marks the 18th month since we put our first commercial on television. Just really a quick over cap from the D2C perspective, we've generated almost $27 million in revenue in D2C, over 814,000 orders. About 21% of that now is repeat customers. I would say about a year ago, it was about 2%, so we're seeing that repeat customer grow. We've shipped over a million bottles just direct to consumer, which is awesome.

And thank you, Joe, for always making sure that we can have those bottles to ship. I want to just really make a comment around how difficult it is to accommodate that kind of speed and that kind of volume in the very short period of time, and the pressure it puts on operational infrastructure. Joe is my favorite kind of spicy and crusty, but he gets it done. And one thing we say he got all the time is that we just get shit done, and Joe's one of us. He's a get-it-done guy. So we always appreciate that. That is very difficult to go from really within 18 months to be able to ship a million bottles and doesn't skip a beat.

We have over 7,300 five-star reviews on Amazon. That's really extraordinary. We've been on there for just over a year and we have almost 15,000 subscribers. We're collecting about a thousand new subscribers on Amazon a month, and like I said, 21% repeat purchase. So, quarter Q4 over Q1 is an interesting quarter analysis because D2C, which is just our web sales, actually decreased 13%. Sorry, overall, increased 13%, but the web sales decreased 5% and Amazon increased 24%. This has to do with the way that we actually go to TV. We have different formats of commercials and you'll see D2C, and I'll explain a little bit more in a second how we're going to see the fluctuation of revenue based on the channel of distribution, but there's something different that happened with Amazon. And so while we have over 20 years of experience with our methodology, that will tell us with great accuracy what's going to happen with revenue. There are some new things that are just happening in the world that we're learning, we're discovering, and we are actually pioneering understanding how that data gets analyzed.

And Amazon happens to be one of those very specific channels. As far as retail sales, we just started retail in Q4. We were very fortunate to start with Walmart, which is the most difficult retailer to get into, and we were able to do it with only being on TV a few months. Typically, takes about four years to even get an appointment with them. But because our metrics were so compelling, they took the appointment and within about a seven-minute Zoom call of all things they committed to bringing it in. We are a bit of a golden child at Walmart right now, and I will address one of the points that Dennis made in his presentation earlier around what we call lumpy revenue and how to understand why there was such an increase. I have three minutes.

But we did see Q4 over Q1 a 688% growth because of two things that one of that we didn't anticipate. We brought on chewy.com, which I don't know if anyone's aware. Petco and PetSmart are both about $6 billion in annual revenue each, and Chewy is now over $10 billion. So, Chewy is coming very close to being just as big as those two combined. And I'm happy to ... if anyone wants to know how we feel about Petco, PetSmart versus Chewy. But the ebbs and flows of this Ikigai method. And I think this is an important point for everyone here around the timing details of our purchasing for inventory, and again, I'm using the term that Dennis taught me the other day about the lumpy phase.

D2C decreases with our methodology as retail increases. We've never focused on being a D2C business. What we use D2C for is to prove that there is a mass market for the products that we're selling because the only way you can get to a hundred million in revenue is you have to be in retail. And so D2C eventually sort of phases out as retail grows. And then our sell-through rate is really what drives the inventory purchasing. And so as Dennis mentioned earlier, you had this big increase in revenue because of Walmart because we were stocking up, and we stocked up because Walmart committed.

Now the variables that we can't control is when Walmart commits, when they actually send the purchase order and when they send the purchase order, then we can react, but we make sure that we're ready for the shortest time period for when that purchase order could come in, which is why we place our PO with ONM. We're sitting on inventory because Walmart is Walmart and slow to do what they said they're going to do. But once they say they're going to do what they do actually come through. And a little more behind that number is when we launched in Walmart, we were launched into 600, 700 test stores over 3,000 throughout the country. That's actually a pretty big test. And within a week of receiving feedback on the sell-through, they said, "We're rolling you out to all doors starting March," which is wonderful news because that means it's selling to the velocity that they're looking for. They're ready to commit.

So they commit ... We're in June now and they've placed that order, but for them to stock the stores is a completely different story of which we have no control and is completely dependent on their logistics. They know that they stop the stores, it's going to sell through, but for some reason they can't figure out how to get it in stores faster. We have some ideas, but they don't seem interested in hearing our ideas on how to do that. That's my three minutes, that's too bad.

Dennis Calvert:

[inaudible 00:40:13].

Jane Pak:

I'll move faster. So to Dennis's point, that increase in revenue with the inventory purchase is because we are prepared for what Walmart already committed to. But any delay in what's going to happen when Walmart actually stopped and starts to sell through, which it will sell through, that's when you'll start to see the increase again because now they'll be flowing with inventory purchasing and sell-through. So those are the things that are really out of our control as much as we try to control them, just like we try to control everything in life. But those are the things that will impact the timing of our inventory purchases.

This is just a quick, I think fun numbers around early retail highlights. Basically, chewy.com is already growing at about three times the rate of Walmart. Just really interesting considering they're an online retailer, so they technically only have one door, but they are Chewy. Chewy absolutely loves us. We've already met with their leadership. They have about four stages of management attention to brands, and the top one is like SRS5 or something. They work like the government. They have all these acronyms. We've reached that level within a few weeks. So they have a very close eye on us. They're giving us a lot of preferential treatment, and they are actually starting to push out the other brands that dominated this space and giving us first-place around opportunities.

And then I thought this one be fun for everyone to see. These are the ... in color are the retailers that are committed to actually bring Pooph in this year. And then you'll see the percentages is where we see the percentage of revenue coming from based on this channel. So Walmart, we're already in, Lowe's committed for, I believe September, October. True Value and Ace are already distributing. Target, we are trying to get in to commit for September, but they are committed. Chewy.com's doing great. Tractor Supply, we just shipped. QVC is supposed to be around somewhere in July. So as soon as I know when that's airing, I will be sure to let Mr. Calvert know. And then Rite Aid committed. Again, we're just waiting for the PO. Hamrick's, Boscov's, and Weis are actually smaller retailers, but they are really good with TV products. They're great indication of where we know this product can do well at larger retailers.

And my favorite is Dollar General. In October, we should be shipping them to almost 18,000 doors. So that means the beginning of the year we started with about 700 doors and by the end of the year, we should be over 25,000 doors. So everyone here is pretty smart how to multiply. We're selling anywhere about, I would say the low average of two units per door per week. Multiply that by number of doors and you see how the numbers work and then how he's able to project on revenue and inventory purchase. And that's kind of it.

Dennis Calvert:

[inaudible 00:43:18]. Thanks, [inaudible 00:43:24].

Speaker 5:

Awesome. Did we have access to the presentation?

Dennis Calvert:

Yeah.

Jane Pak:

Yes.

Dennis Calvert:

The presentation will be ... it's being recorded now. It'll take a couple days, but we'll get the transcript, all that. It'll be posted on our blog and we'll get an email out to everybody. So, you know.

Speaker 5:

Okay, Randy.

Randy Moore:

Yes. Thank you.

Speaker 5:

Randy Moore.

Dennis Calvert:

Hey, we're doing pretty good. That was awesome, Jane. Thank you, really. Jane's making us look smarter and smarter every month. I like that. I'll introduce Randy real quick. I don't know.

Okay, so everybody knows the engineering group, how long this has been?

Speaker 6:

Five and a half years.

Dennis Calvert:

Wow. Five and a half years. We took a flyer, right? Actually, it wasn't a flyer. We knew we were hooking up with some incredible talent, but we did more of the company. We made a big decision. Took on a lot of risk to really start an engineering group. And who does that? Nobody does that. It's really hard to do. And so we suffered a little. But now as a result of that, we've got new innovation, we've got new opportunities, expertise to take it from start to finish all the way through integration into commercial adoption. And it's astonishing, really. It's so good. It's not fast, but it's really good. And so we're going to talk about good.

Speaker 6:

If not, great.

Dennis Calvert:

If not, great. I like great too. Let's make sure we got you on that.

Randy Moore:

Okay.

Dennis Calvert:

Good?

Randy Moore:

I think so. All right, you guys hear me okay? I don't know who put the order of performance together, but I don't know who took me in after January.

Anyway, we are the engineering group. We have a number of roles within the company. Dennis has covered most of those. Our primary goal is moving forward for the next little while, next year or two, commercializing the AEC technology for PFAS. And Tonya will speak to this in detail at some point later. We're getting a tremendous amount of interest in this. We're getting seven, eight calls a week for people asking about systems, asking for systems, asking for the cost of systems. I think that's going to go big. And as Tonya covers, said, the size of the market, I think it's going to be one of those things that ... We could rival Pooph.

My goal, if we can get somewhere in that order magnitude, we'll be happy. So we're expanding the AEC into new markets. We're looking at not only the big players municipal but there's a lot of other markets out there that are more desperate. Right now, the leachate market for landfills is going to be ... I think that's going to be a big one. So in addition to the AEC, we have this little battery opportunity that we'll talk about here in a minute. And we have a plethora of repeat clients and new clients that we perform engineering services for, that we provide engineering for. So those continue to grow organically.

In the meantime, we're working on all these other technologies. Our days are generally filled with activity. So last year, we had a record year as Dennis mentioned, and part of that is we're punching above our weight class quite a bit. And so that was good to see, and I think that will continue. Right now, we're preparing the AEC for a commercial rollout. So that's moving forward. We've got our first PFAS commercial customer committed, a little town in New Jersey. They made a commitment six months ago, but we're still waiting on the state of New Jersey to approve things, which the state of New Jersey and the state of California are in the same bucket I think in terms of speed.

So we're waiting on that, that's coming forward. We have multiple clients that are sending us water to do testing of our technology against their water. So that's a little bit of revenue in that line that's continuing and continuing to grow organically.

We started the battery manufacturing project in earnest. We're currently building a laboratory in order to construct the first batch of new batteries. So that should be completed in about two to three months. We'll have prototype batteries ready for testing, I hope within four months. We just completed one of our new clients, Ultra Safe Nuclear Corporation. They came to us with a process developed by Oak Ridge National Laboratory. We were able to take that process that was done to enrich uranium fuel. They were developed it using beakers and titration methods. We were able to automate that and provided the first-ever prototype system to USNC using that technology. And so they're now ready to move forward, funding allowing, moving on to full-scale production.

And we completed phase one of system design for a chemical plant in New York. And so the next phase of that project should begin within the next two weeks. So commercialization of the AEC technology. We've taken this from a small scale, developed methodologies and techniques to take it to full commercial scale. You see some artist representation here. What a system in general would look like in a container. That system that's pictured would do about 10 gallons per minute. We actually have one client now has asked us for a 10,000-gallon-per-minute system.

So without knowing what exactly they're asking for, but that would be the size of a couple of warehouses, so. Sales and marketing efforts are moving forward and take a inordinate amount of effort. And Tonya has done an excellent job of trying to coordinate that and keep the clients kind of in order and in line and keep expectations where they should be. We are concentrating on ruggedizing the system. The system itself is simple a concept a little bit more complicated to do and make the system last and be a commercial-grade product.

So we're moving very rapidly toward that goal and have systems now ready to go out and do demonstrations. The markets are expanding beyond municipal water systems. We're looking at ... and you can think of, you have a fast food retailer. They have systems where the water comes in, they do cleaning of the water before they use it in their soft drinks, but their current systems don't remove PFAS. So you can look at any fast food retailer in the country and the number of outlets they have. If we can move forward with just one of those outlets, all of a sudden you're selling thousands of systems.

Now granted these systems will be smaller, will require a specific design to meet that particular market. We're moving forward with that as we speak. And so the battery ... I also got this little deal and this little battery deal going. So I think Dennis may have talked about how this came about a little bit, but we are in a very fortunate fortuitous spot here and that all the research and development for this particular battery technology has already been done. It took 15 years to develop it. And then just as that company was getting ready to go commercial, they had a tragedy strike and the founder of the company passed on. And so we ended up acquiring the technology.

Dennis Calvert:

You can stay up here.

Randy Moore:

Okay.

Dennis Calvert:

Yeah. I'm going to talk about the marketing of it real quick because we take this out to the market. We start talking about battery.

Dennis Calvert:

There's actually a lot of real smart things going on in this. We're always looking for enhanced margin and replication. I mean, engineering services is awesome, and it's a great field. Of course, it's a lower-margin business. It's brought with risk, it's high capital, it's slow. We love it because it gives us expertise to do all the things we do. And it's a good business.

The battery business is extraordinarily high margin of replication. It's also a super hot market. So we were presented by a team of developers that spent eight years. The dad passed away suddenly. The son saved everything. He'd worked for the dad after 14 years. So Mario's 50-something.

Speaker 5:

46.

Dennis Calvert:

There you go. Okay, so this is a kid. Engineer from an engineering school, UT maybe.

Dennis Calvert:

There you go. UT, of course. What else is there? Yeah, Tennessee.

Anyway, the point is that we got one of the co-developers and builders of the batteries. So it's really important. Number one, we're not doing R&D for batteries, and we're not hoping we got a battery that works. We're building batteries that have been proven to work. So we think that the cycle to commercialization is short. Now we have to redo it. So it is what it is. We have all the data. We have thousands of pieces of paper and all the history and prototype materials and supply chain and data. We got data for all this stuff. And so we're making claims that we believe to be true, but we have to redo it because we have to stand behind that claim and that'll then translate to customers and to outsource manufacturing.

So why do you need a battery? Does everybody know you need a battery? Everybody knows we need batteries, right? The analyst at JP Morgan for this sector says, "Batteries are going to surpass the size of the chip industry in the next 10 years." We're going to be in that business, and we'll be gone. And this business will keep going because this is the future. So who are we to be in the battery business? Well, we're the guys that an inventor who spent eight years of his life and 15 years figuring out how to do it, rings it to and says, "I want to partner with you."

That's who we are. And then we know what to do. We're an innovator. We know what to do. So when we test market it, we go into the marketplace and we say, Hey, how about an energy density that basically can compete with lithium? It's either as good as lithium or it's better. And what about domestic supply? You know what a runway fire is? Has anybody seen a runway fire? There's all kinds of video. Go to internet search and put in lithium battery runway fire. They go pop, pop, pop. And they keep going for about an hour and a half or two hours as each cell explodes. Putting lithium batteries in your garage, just don't hit it, just don't break the seal. Don't let a flood hit it. Make sure you don't have a fire.

If you do have a fire and it's in your garage, make sure you get the hell out of that garage because it's going to light up like a Roman candle. And if you're in a car wreck, get out of the car. Don't sit in the car because I'm telling you ... and people undersell it, they don't talk about it. Public companies that are doing battery farms, I've read them all. Not all, I read a bunch of them. And in the fine line, you know what they say? "We had an incident." They don't say we had a fire that blew up our factory, but they're blowing up factories.

And even Elon Musk, you know what he says? "Well, there's some safety things we'd really like to improve on." He doesn't say we have runaway fires. Anyway, look, and lithium's incredible. It's light. It's got all these features. So in the battery business, the way to think about it as Randy says ... Let me steal a little bit of thumb because he's so good. He says, "We can make a battery out of the potato." How about a copper penny of potato will make a battery? It won't last very long, right? So how do you make a battery? What do you need? One that's going to last. One that's going to last a long time. LDES. Long-duration energy storage.

Look it up. Department of Energy. Just published 175-page report on the future of LDES. Long-duration energy storage. It's the future. What's long duration? Batteries that last that you put in a building. You don't move them, you don't put them in cars. You offload energy, electrons from the grid to the battery. You take them off renewable energy like solar and like wind, you load the battery. If you're in the EV charging business, one of our board members, where's Christina? Christina's in an EV charging business. Do you need batteries, Christina? How many?

And we got an order pad [inaudible 00:56:49]. My dad always says, "You got your order pad." So look, they need batteries. Why? Okay, because at a minimum ... First of all, California requires any solar panel has battery. You can't put them over without a battery anymore. They won't let you because the grid can't handle the demand. And the Department of Energy, projects something like $900 billion to meet demand over the next 10 to 15 years of investment in LDES just to maintain the demand that's coming. What's the message? Battery needs are insatiable. It's an insatiable demand. Well, we'll just get some more lithium. How's that working now? 300% increase in price, foreign supply, security issues with foreign supply. This is craziness.

So then the green initiative comes on. Love it. Love the electrification of the world. It's great. It's awesome. It's just not going to happen in a year. It's going to happen in decades. So being in the battery business is a big deal. So for us to now present this claim set and now efficiency's the other, right? Efficiency. Lithium and other ion batteries, they transfer energy through a membrane and the ion transfers. And this is a flow of electrons. It's a little techy, sorry. A little techy. But when the electrons flow, they don't create dendrite buildup. That's like a calcification. It's not calcium. But it's that idea that there's a chemical reaction that creates a coating with the electrode and that diminishes the efficiency of the battery.

It's a huge issue. That means that you make a lithium battery, it's got a useful life, maybe 6, 7, 8 years, depending on how many times you recharge it. And each time it's going to go 80% to 20%. Don't run it to a hundred, don't run it to zero because you're going to build so many dendrites, inhibit the battery's efficiency, it won't work. What if you had a battery that goes to a hundred percent, zero? That's what we're talking about. Zero to a hundred. And guess what? 10,000 cycles already proven on the battery. That's a 10-year life. We think we can get it to 20, a 20-year, 100% recycle domestic supply on a cost-of-goods basis. As we look at scale and you have to go to scale, we think we can at least cut a third out of the cost of materials. Plus it's domestic supply. Plus it won't blow up on a runaway fire. Plus it gets 100% efficiency and it lasts 10 years and maybe up to 20.

Man, we should do that. That's the battery business. So we put some money in it. We're building ... It all starts with what? Prototype. Make prototypes. And we go out to the market. You know what people say? "Show me the battery." Where's Curtis? Curtis. You know what he said? "You need the show and tell in the factory." He's right. And so you have a show and tell in the factory. You're not in the battery business if you're in the battery idea business. We're going to be in the battery business in about three or four months. And I believe based on the response that we're getting, that we can secure customer contracts, outsource manufacturing, and then choose whether or not we want to be in the factory business. Do we want to build a factory? The government will give us all the money. If we said, Hey, we're going to build batteries, they'll give us a hundred million per factory. A hundred million per.

How about 10 factories of between 100 and 300 million globally domestic supply with a fixed site battery that lithium cannot compete with? You think that's a market? That's a market. Okay. That's why we're doing batteries. Can't figure it out. We like it. We're bullish. And it doesn't mean it's easy, but we overcome challenges our whole career. So we're good. We like it. What do you think?

Randy Moore:

So Dennis kind of touched on this a little bit, but since we're moving toward everybody having an EV, I did a little talk last week. One of the speakers ... Okay, AJ, I'll talk later.

Anyway, one of the speakers at the conference, little get-together we had, mentioned that he bought a Tesla and when he bought a Tesla, his electric bill doubled. Now he probably does a lot of driving, but that's pretty significant. So if you end up putting EV in everybody's garage across the country, what's going to happen? You've got to have double the electrical capacity. And at the same time, this is happening, we're shutting down all the coal plants, all the fossil plants, all the gas plants. So our generating capacity is going down right at the moment when the capacity needs to be going up. So just to handle the move to EV, there's currently about 400 megawatt or so, new capacity being designed on the drawing table. I don't think that's going to be enough. We're going to need a terawatt of new capacity just to generate electricity for the electric vehicles.

So given that every solar farm, every wind turbine farm, all have to have BESS systems associated with that construction.

Dennis Calvert:

What does BESS mean?

Randy Moore:

So that's “battery energy storage systems”. Perhaps you've got to have an average size plant, maybe 500 megawatt hours. Well, that's going to require about $200 million worth of batteries. They might as well be our batteries because using lithium batteries for fixed storage is just a bad idea.

Dennis Calvert:

On that front too, we scoured the market and spent quite a bit of time, almost a year in and out. Of course, we got a lot going on. But really looking at the competition ... And so you have to be very discerning, like clearer, like our odor control, there's features about the product that make it unique. It's not a one-trick thing. "Oh, the energy density, that's the key." It's all the things long-lasting, safe domestic, it's not going to blow up on runway fires. And in the space, you'll see CATL. CATL is one of the largest battery players in the world. Another one is Reliance Energy out of India. Those are the two gorillas. They're two gorillas. And I mean big. And they throw money at this stuff like you can't imagine. So they have a sodium ion battery, not to be confused with a sodium-sulfur battery.

They're like apples and oranges. So people go and say, oh, well, they're doing, oh, you lost it. They're going to do sodium. You're out. Are you kidding me? Go read the stats. Pull the stats because you look at the stat, they will not match up. They can't match the density, they've still got the dendrite issue with decreased performance over time. They still are using rare earth elements. Okay. Nickel, cobalt, lithium. So the idea that you can match density and put those feature groups really distinguish.

Let's see. Let's see what we got here. I can't read this small.

Randy Moore:

Well, you can borrow mine.

Dennis Calvert:

I think we're pretty much done. What do you think? Is there anything on there we need to cover?

Randy Moore:

Oh, let's see. No, I think they can read through this one. And I think that gives them an idea of what the next thing in the process is. And I think we're there.

Dennis Calvert:

Get some prototypes, then figure out your market. I mean that's really it. Without the prototypes, you're just talking the story. So we're spending money building a little manufacturing facility to prototype construction on-site. Randy's operations has expanded almost a third more dedicated spot. And there's a line. It's a clean line. It's like a clean room, and it's going to be making ... And these are made in oxygen-free environments. There's all kinds of things that go on to make this battery. And the good news is that it's a design technique that will allow for replication for contract manufacturing. So we don't have to wait for a year and a half to build a $100 million factory to be in the business. So that's why we said yes, because if we'd said, oh, then you're going to have to build a factory, I'm like, dude, my shareholders will kill me. We're not going to do that. We're going to go find our way, build a selling channel. So we always say on our mantra, we find it first before we build it. You know how they build it, they will come?

No, they come. Then we build it because we can't afford it. And if you notice in our profile, we've very carefully adjusted our risk profile in each business deal that we do so that not one single deal puts our company in jeopardy. We're built to last. That's why we're here. Sorry, I've lasted so long.

Randy Moore:

So, anyway, I'll be hanging out afterwards. So, if you want to chat about this or any other thing we got.

Dennis Calvert:

Yeah. Just like ... Hey, Dennis, what about that battery stuff? Hold on, let me get Randy.

Randy Moore:

Yeah, there you go. So, I'll be around. Thanks, guys.

Dennis Calvert:

Cool.

Dennis Calvert:

Thank you, Randy. Okay, great. Okay, couple more, two more. We're going to go fast. We're watching the clock. Richard's in from Edmonton, Canada. Dr. Richard Smith. How long we working together?

Richard Smith:

Well, I've been working with Ken since 2006. I was just, "Tell me the story," and I met Dennis around '09-

Dennis Calvert:

'08 or '09.

Richard Smith:

Yeah, '08 or '09. Yeah. So, it's been a long journey. A lot of fun.

Dennis Calvert:

Yeah. And I'll just say Richard's group has brought in over $4 million of federal support for R&D for the company over the course of seven or eight years. It's pretty remarkable. And so, he's got hard science. These are scientists, scientists, scientists. They know what they're doing.

Richard Smith:

How we're doing ... We don't do science anymore. We just do development. We only do development. We don't do research. Just development. Hi. Thank you all. It's been a really good year for BioLargo. We've accumulated about $1 million in projects that we just finished. Not last year, the Montreal project, the large wastewater plant in Montreal. Can we move to the first slide? The AOS.

So, the plant in Montreal has been running now for five, six years. Total investment by the federal governments of that project is around $600,000. So, we just finished that, a very unique study. It showed how effective the AOS is removing micropollutants, very low cost, energy efficient and extreme performance. And we outperformed the competitors as all BioLargo products do. Broad spectrum disinfection. We kill bacteria and viruses very, very effectively.

Application and markets ... Oh! I see. I deleted, they've lost a slide on me. The application and markets are numerous. So, we have this year finished the Montreal pilot. So, the Montreal pilot showed it very, very effectively that we can remove micropollutants and-

Speaker X:

Slide?

Richard Smith:

Yeah. But the next slide is not my slide. Oh. So, this is the slide for NextGen. So, the NextGen project was also funded by the federal government. That project was about $120,000 where we actually looked at the design and makeup of the AOS and how we can improve it and make it better.

So, in this project, we actually looked at how the electrical current in our advanced oxidation system works and how it interacts with the iodine to make the molecules, the super oxides that do the work, that we move the micropollutants and kill the bacteria. It was a very exciting and painful project. How can I describe it? So, we were in one meeting, we're sitting there talking to the group, and I made the comment. At one point, I said, "I'm looking down at my toes. I see 12, but now you actually tell me I have none." Because what the technology had done, it had actually looked at how the current is flowing inside you reactor using pulsonic electroscopic.

I'm saying it wrong. But anyways, basically what it does is it looks at how the current is bouncing in our system. And we had this idea that you put a positive electrode and a negative electrode, the current's just going to flow, right? It's not going to jump and bounce. No, it jumps and bounces. So, we had to rethink the AOS and we have now come up with multiple new versions of the AOS and it has really led us to really understand and improve the technology so that we can expand into new markets. So, the solution for emerging contaminants was the project in Montreal. Again, this was basically a five-year project. $600,000 federal dollars. BioLargo did put money in. But what it did show was the exceptional removal of micropollutants. And when we have presented these results in Europe at the EU, we have gotten incredible feedback, positive feedback, because the European Union, it's funny how the European Union looks at water contamination different than the US.

PFAS is huge in the US. Micropollutants are not. In Europe, micropollutants are huge. PFAS not so much. It's kind of weird how it's flipped there, but there they have a directive now. So, the EU directive, which basically states that you have to remove all of the micropollutants, up to 80% removal. So, what you see here is the removal. So, the black lines you can see at the bottom, that is what the slight plant, so we were actually in a wastewater plant in Montreal, and that's what the plant was able to remove, the gray lines in the top up to 80%. That's what we removed. So, when you add the two together, we are getting greater than 80% removal of all these micropollutants. And these are some of the most harmful agents, hormones, ibuprofen, carbamazepine. Carbamazepine is an antidepressant that is really, really hard in the environment. It makes fish die. It's really hard.

Anyways, long story short, we've had a very, very successful project there. In Montreal, we also examined the AEC. So, we got Randy's group. We also got federal government funding for this as well. So, the federal government gave us around $50,000 to do a small pilot study using municipal wastewater to see can we remove PFAS from actual human wastewater. So, we took the wastewater from Montreal and we ran it through. We were able to show that we could remove between 70 and 94% of the examined PFAS in municipal wastewater. So, basically proof of concept made Randy happy.

Randy Moore:

Works [inaudible 01:12:42].

Richard Smith:

So, what's next for BioLargo? So, we're looking at partnerships. We're looking at partnerships in Europe. We have been invited back to by the European Union and by the Canadian government actually to go back to Europe in October to meet with people and look at examining decontamination. And we've also been partnering with wastewater companies. We've had interest in Canada from several wastewater agencies. We just finished our fee for service contract. So, the slide that Dennis showed where BioLargo had no income, we actually had $50,000 worth of income last year. So, we did have a fee for service. And yeah.

Dennis Calvert:

I want to add, does anybody know what a micropollutant is? Micro? Micro. That means, in small doses, it's really harmful. Yeah, that's what a micropollutant is. Micropollutants in Europe are a big deal because things like estrogen, right? A hormone. So, birth control pills, take birth control pills. You go to the bathroom.

Richard Smith:

It all comes out.

Dennis Calvert:

Comes out of your body, goes in the wastewater treatment, but the chemicals last forever. And if the system at the municipal treatment, yeah, if the ... Thanks.

Richard Smith:

Thank you. The system at the municipal wastewater treatment is not designed to take the micropollutant out. It just gets recycled. So, if you're drinking water from the tap, often, not always, often you're drinking estrogen, you're drinking ibuprofen, and it's in trace elements. It never goes away. So, what's happened is the testing has allowed for the regulatory bodies to understand with data and the testing methodology, how significant this is. So, we're ahead of the curve. That's the bottom line. We're ahead of the curve on micropollutants. We're going to be a showcase one day of micropollutants. And then there's other applications for AOS. And so, it's included in our catalog. We're actually getting a lot of interest, Tonya's going to talk about it, where the AOS has a home for high level disinfection in [inaudible 01:14:43] waters. So, it's good, okay? But it's not, quote, "Ready for massive showtime yet." But it will be.

Dennis Calvert:

It will be.

Richard Smith:

It will be. How's that?

Dennis Calvert:

Good.

Richard Smith:

Okay. There you go. You good?

Dennis Calvert:

I'm good.

Richard Smith:

Okay. You are good. I like it.

Dennis Calvert:

All right. All right. Tonya Chandler, everybody. Want me to stand up and stretch for a second?

Richard Smith:

Yeah.

Dennis Calvert:

How about this? You want a three-minute break? Three minutes. Three minutes. And we're going to say, "Come on back." Everybody

Dennis Calvert:

Okay, here we go. It's good. Okay, everybody, it's my pleasure to introduce Tonya Chandler. Tonya Chandler. How long have you been with us, Tonya? Three years. Tonya is 20 something years, 22, 23 years, more, in the water business. So, what's great, there's a bunch of great things about Tonya. Tonya, though, knows every competitor. She knows every technology, she knows most of the customers. And it's kind of like been there, done that.

So, what happens is when we go in to the marketplace, we say, "How can we help? What can we do to serve?" And then we have a portfolio of solutions and we have a full service engineering team. So, in the business of water, it's mostly engineering and product. It's tools, which are equipment, and it's engineering services. That's water. That's the water business. Water business is tough, man. Whoo! We work so hard to get in, especially in municipal. So, our approach is unique. We have this innovation that separates us from the pack.

We got a cash flowing business, quote, "Cash flowing business." We've got innovators, we've got all this science and engineering. So, the ability to sit in front of a customer and say, "How can we help?" Pretty unusual. And we win on knowledge. We win on knowledge, and we close deals with technology. It's pretty powerful. So, Tonya joined us. She's built a commercialization strategy. That means leverage. So, we got a lot of leverage going on in this. And the way to think about our innovations is they fit in a portfolio, a catalog, surrounded by knowledge of people that know how to integrate. That's a winner. It's hard to break in, but we are breaking in. And she's going to describe that. It's a very exciting time for PFAS and for the whole catalog, right? All right. And she's a wonderful person, too.

Tonya Chandler:

And I'm a lot shorter than Dennis. So, all right. Just as a bit of housekeeping, if you did not sign in when you came in, there are signup sheets on each table. Please make sure that you sign it so we know you were here.

So, when you talk about PFAS, which is where we'll focus most on the commercialization, although we are doing commercialization efforts across the board. So, don't think just because I focus on PFAS that we're not working on the AOS and all of our other technologies, but right now the biggest emerging market that we have in the US is the PFAS market. And the EPA is, by all means, doing everything they can to help us. They are coming out with changes in regulations daily. So, we're starting to see changes in regulations. You hear about things like the drinking water proposed rules at four parts per trillion.

What you're not seeing on the other side of this is the regulations that they've put out to manufacturers, the regulations that they're starting to do the monitoring on the wastewater, which everybody in the industry knows that when those monitoring standards come out, the regulations will shortly follow. So, we're seeing it on manufacturing, we're seeing it on leachate, seeing it on wastewater, and of course the drinking water. So, when we start talking about this, there is 148,000 drinking water systems alone. A good 80% of those will end up being impacted by PFAS if they keep the level at four parts per trillion.

Now, comment period closed. They have had 97,000 comments for the first proposed rule. So, we'll see where they end up. But if they keep it at those four parts per trillion, traditional technologies will struggle. Enter our AEC that can come in and we can help those technologies work or we can do it independently. There are over 16,000 wastewater treatment plants. 95% of those do a stream discharge. And what that will mean is, as the monitoring comes through, so will the regulations. And we are one of the few technologies that actually will work on wastewater. Traditional technology won't work on wastewater.

And then we start talking about the 1,269 active landfills who produce leachate. They have already announced that there will be leachate standards for anybody that does what they call a stream discharge. So, it goes directly to a navigable waterway. And then they are already putting in monitoring plans to actually address the ones that go to the local collection systems. So, again, it's coming, but there's obstacles. We can't just walk in and actually put in a system and say, "Here you go," because in every state that we work in, we have to work through the regulators and that takes time. So, where we have a lot of active projects, a lot of what we're doing right now is working through the regulatory bodies to make sure that we're approved in those states, approved for our system so that we can move forward. But we have to do that in every state.

So, right now, as Randy alluded to, we're working on a system in New Jersey. We've already gotten the technology approved by the regulators to put in, but now we have to actually take the proposal that's going out to the project bid and that has to be approved. So, everything takes a step.

We're also working against traditional technologies that are known. So, our biggest uphill battle is with the engineers, making sure that the engineers actually accept our technology over the regular traditional technologies because they've been working with granular activated carbon and ion exchange for years.

So, now you enter something new and they're like, "But we know this one." And we're going, "But you have to understand that for the first PFOS and PFOA, our two main PFAS that we're working with, your traditional technologies will work. It will struggle at four parts per trillion, but it'll work, but it will be an uphill challenge as what they call small chains. As more PFAS are regulated, those technologies will struggle. And they've already said that they're going from six to 16 to 25 to 40 to 60 for the EPA as the goal.

So, just because you're seeing these six PFAS in the potential drinking water rule come out today, they're not done there. There is a list and more PFAS that they want to monitor as the data comes in. They want to put more regulations out there as the data comes in. We will stand a better chance with all of those than any other traditional technologies.

And the biggest stretch that we have is we have to get one on the ground. So, once we get that first reference site, the rest fall like dominoes. But you have to get that first reference site in. And again, that's where we're working on New Jersey. And that will come as the regulators approve it. So, we have spent this last year doing exactly what we needed to do to put the framework in place, because once it starts, as I said, it can become a domino effect and we want to make sure that we're ready.

So, we have built a network of channel partners. We now have channel partners that cover all 50 states. They cover Canada and they cover the Caribbean. So, we have put those people in place. And what does that means? It means that we have partnered with groups of people that have their own sales reps, that are in these communities every day, selling them pumps, selling them chemicals.

And so, now they're taking our technologies in and sharing them. We signed our first commercial customer. We're working with that. We have actually gotten our second customer that is selected our technology, and we're working through all of the regulatory bodies. We have completed the structure for our PFAS testing program. So, what that means is that our end users send us about 10 gallons of water. We run their water through our lab system for a fee, and then we tell them how our system's going to work. But by doing that, we give them the peace of mind that this is actually going to work and they're not guessing at what the outcome will be.

We've also spent this year with the AROS system, which is the Garratt-Callahan technologies. You guys have known it as MLD. And we have actually completed pilot runs to put that into the field. And we're working with a lot of customers to become the first and we've showcased this at many locations, but we're keeping going. So, our goals for 2023 to create a trailerized AEC unit. You saw pictures of it in Randy's presentation that will be soon. Validate the AEC's capacities for leachate and wastewater, which there are very few competitors in and no competitors that service small industry. All of the technology that is been able to handle leachate and wastewater are all about $10 million for about 50 gallons a minute.

We're working with our commercial contracts with Garratt-Callahan. They have taken on the AEC on their salespeople's portfolio to push it out that way. We've expanded our commercial activities and we're building our reputation, and that is the most important. So, we are building our reputation as experts in the PFAS world.

So, we have now been asked to speak at national shows. We are asked to speak where we are actually giving continuing education credits to engineers, to legal teams. We are doing a seven hour training in Las Vegas in August as part of the tri-state seminar where we will be doing seven hours on everything PFAS education for all of their engineering and operator certifications. We have about 15 million in bids that we have either given high level budgets or drill-down budgets to. And that is on a weighted average. So, those are actually more, but we weight our forecast to show probability.

And we are working on our trailered units and we've got a lot more going on. I could talk for hours and they're giving me time and I want to keep us on track. But there is so much going on in the PFAS world right now. There is so much going on with what we're working on with AOS. And there is so much going on with everything commercializing in the company. We are moving, we are shaking, and we are getting ourselves out there. So, every show that we get, we get multiple contacts coming back. I get seven to 10 calls a week. We're doing two to four presentations a month for engineering firms. And it just keeps growing every day. And with that, I'll stop because we want to keep on time.

Dennis Calvert:

Yeah. So, on the PFAS, let me just comment real quick. The first customer is the industrial client. We announced about a year ago. We finished phase one, we bid, scoped phase two, we got a verbal, we're waiting for contract. It's real simple.

And we're experiencing a little bit of that. I don't know if you are in your business, a little bit of macro trend implication. People pause a little longer, they pull the trigger a little slower. A little bit of that's going on. We only have so many. We're not fearful, but that is part of the deal. And so, we have a number of big projects that are really set to move forward. We're just anxious for the go. Give us the trigger and go. Anyway. It's very exciting.

And then the other thing people often ask about is, are we going too slow to get to market on a PFAS solution? Because if you look at the paper, there's about, I don't know, there's probably 10 or 20 hits on internet searches every day mentioning PFAS. I mean, it's crazy. And there's also talk about other competitors like Critical Oxygen. You heard that one? Critical Oxygen.

So, look, just like everything in our portfolio, there's competition. The way to be discerning is to ask good questions. So, what's a good question? What's the throughput? How much pressure? What's it cost? What's the right stream look like? Can you scale up? How big has it then scaled up? Has it got limitations on scalability? And when you answer those questions, you get a discerning eye about competition. We do that every day. I mean, that's the game. So, whenever we see somebody popping up with a competitor, we go, "Well, let's just peel that onion. How big can it go? Where are they at in the cycle?"

And again, people can surprise you. You never know what they're going to do. I mean, there's a lot of innovators out there, but our claim set, to our knowledge, we're the only company in the market claiming non-detect status on a treatment system. It's an astonishing claim.

So, now what's missing? We got to get to scale. So, I want to give you perspective. The mobile units are great. They're going to open a whole channel. It's still probably the early adopter market for us. So, what's the main market? Well, municipal, Orange County Water District. So, what's going to take to get those? We're going to have to get full scale deployment. What's that going to cost? It's probably five million, maybe 10 million. We don't have five or 10 million to go build on spec and hope it works out and we're not going to do it. What we're going to do is we're going to find early adopters who pay us to build systems. We stand behind it and we deliver. And over time we get our reputation established and we can find mass adoption. And when we find mass adoption, I believe that we have a chance to take the market. So, that's the PFAS for BioLargo. So, slow and steady.

Steve Harrison! Steve and I go back 40 years, almost 40.

Steve Harrison:

Yeah. And we were seven. We said it.

Dennis Calvert:

Exactly. We've done a lot of business together. Steve was on our board first and this medical opportunity we talked about over 10 years ago, and we said, "Man, we got to do a medical product." Yeah, be careful what you wish for. Yeah, yeah. Quite a challenge. It's a remarkable journey. We won't kill you with the war story, but it's remarkable. It's remarkable we're still here. It's remarkable we're surviving. Jay! Jay was one of our largest investors who came in early, very high risk time, took the risk with us.

Critical. Critical having an early adopter investor go back us. We're now at that full circle where we're ... Do you remember the thesis? Build it, invent it, prove it up, find early market adoption, find the partner. That's where Clyra is at. Early market adoption's here. Key opinion leader support's here. Patent work has been done. I mean, it's incredible. 10 years of work, 10 million bucks. Now we're set the stage to go through explosive growth. So, no pressure.

Steve Harrison:

Yeah, none. No problem. It's good.

Dennis Calvert:

Go for it.

Steve Harrison:

Thanks, Dennis. And on behalf of all the Clyra Medical team of which there are four board members here today, but the balance of the team are hard at work in Tampa, we appreciate your support and thanks for being here today. And also on behalf of our patent counsel, I promise not to say anything today that would jeopardize our patentability of the current filings we have in process. And on behalf of our general counsel, I promise not to say anything else because I'm under NDA with all the really exciting, important stuff that's happening right now. So, this will be a really quick talk and not really going to be able to answer the questions the way I want to because I'm a little limited. But anyway, so we look at Clyra and so choke-point technologies. That's really important because what are choke-point technologies?

Basically they are technologies that only a handful of companies have and there are limited alternatives available in the market. And I'm going to go into that a little bit more briefly as to why that is an important value driver for Clyra. It's probably the most important value driver because of the performance characteristics that we have with this chemistry, and also the things that we're continuing to learn about how it meets the needs of the current health care system for infection control, lowering costs, and better outcomes.

So, with the Bioclynse launch, Bioclynse is really our flagship product. Bioclynse is a surgical and wound irrigation solution. It's very powerful antimicrobial, very, ask Doug if I can say these things, but I think I can, significant breakthroughs in biofilm eradication, which is an acute problem in the health care field that really ultimately infections cost the system, which is all of us, about $50 billion a year, surgical site infections. And there are a lot of other additional costs that are extended from that. So, this is our key value driver for the Bioclynse launch, which we have spent about two-and-a-half years in final development of the product, which includes in vivo and in vitro testing, live animal testing, lab testing, the work with our key opinion leaders, which you can see on our website.

Work with our key opinion leaders, which you can see on our website. A group of really world-class physicians, clinicians, researchers that have supported us because they believe in the impact that this will have, not only with their own practice, but also to the healthcare system and help people ultimately with this product.

So, we are really at that launch point now. And we've launched with the Bioclynse 's product primarily in orthopedic surgery. And so we're launching that with an expanding network of sales representatives. I'm just going to go down the bullet points here.

Currently, we have about 42 independent sales representatives, ISOs, independent sale organizations, that cover about 50% of the country geographically. We expect to expand that to a little over a 100 by the end of the year, covering a 100% of the continental United States.

Most of those reps are former... From our competitors, also from former Zimmer, Stryker orthopedic companies, so they're well-trained, high-level, high producing average sales rep will make between 250,000 to 600,000 in annual income, so they're producers.

We're also in negotiations, another thing I can't really talk about, late-stage negotiations with a very large strategic partner manufacturer in orthopedics. And so we expect... Again, we expect a very short term news that we would be actually be able to talk about, which I can't talk about today. So, stay tuned.

We're targeting healthcare systems and hospitals. We have requests for proposal, requests for information, requests for pricing with organizations representing over 200 hospitals in the US. Feel very confident we'll have a successful outcome because of what again, I'll go through with the truck point technologies and why we're better.

Just added a couple of real superstars to the board. Linda Park, who's here today, and Nick Valeriani, which we're very grateful for their participation and look forward to this amazing skill and experience set that we bring to the board, which really puts us, little Clyra in world-class company. We're thankful for that.

So, just to go through why we launched into the orthopedic arena. Number one is the penalty for a bad outcome in orthopedic total joint replacement, a hip or a knee, if you've ever known someone who's gotten a total joint and had to have a revision, that's enough of a penalty really. It's painful. Physical therapy, the cost to the surgeon or the surgeon center or the hospital is really significant. It's minimum of $150,000 to $250,000 per revision procedure. So it's very expensive too. And it also impacts as a bad outcome, it could potentially impact their reimbursement, so it's a big deal.

And so it's a really strong focus of ours because of the nature, the characteristics of Bioclynse, biofilm and strong antimicrobial efficacy and three full days of activity and no rinse requirement because we're so gentle. So, those are all key features that are very important.

And why are we're going after orthopedics? Average orthopedic surgeon that does total knees, hips, does about 20 procedures a month. We work with orthopedic surgeons now that some of them do 70, but the average is 20 for those that do that. Two liters of Bioclynse will typically be used in one of those procedures at a $150 per liter. That represents about 6,000 per month in revenue per surgeon. 200 surgeons using at that volume is about 14 and a half million annual revenue.

There's 31,000 orthopedic surgeons in the US. Only 1% of that market will represent 20 million in annual revenue clear. We think that's... With a network of a 100 sales reps, is easily achieved. We're likely to do many multiples of that. There are two million hip and knee replacements in the US annually. And so that market is an important market, probably over 150 million potential market for us with a reasonable penetration rate. Then general surgery. This number's a little low. There's about 32 million general surgical procedures, abdominals, head and neck, extremities, 32 million procedures a year. So it's many times larger than the orthopedic market. We are talking with a potential partner now that may go into that market. So, you can just do the math.

We've received a patent on a procedure that allows for arthroscopic incisions to be used with an in situ. One minute. Okay, I'm about ready to wrap up. But anyway, we have specific patents in this area that are specific to orthopedic surgery, which we're continuing to expand on that bring great value to this market and potentially reduce costs significantly.

So, choke point technologies. Why is it important? Limited competitors. There might be one other competitor that's not on this list, but the big ones are here. Zimmer is a big orthopedic, largest in the world. They have a product called Bactisure. Prontosan, which is B. Braun. Irrisept, Irrimax Corporation and then Bioclynse. There's one other on here which is Becton Dickinson, which is kind of Stone Age technology, which we didn't really put on there, but it's really... We don't believe that it's... Even though I think they do about a $100 million in annual revenue, it's not a really serious competitor for us.

This market, by the way, is projected to be about $1.9 billion by the year 2030. So it's a significant market, there are limited players and we stack up extremely well with the competitors. Again, strong biofilm disruption, which is really key now because if you can't penetrate the biofilm, the bacterial biofilm, which is a protective layer that the bacteria produces to protect itself, it's like a sugar igloo. It's a polysaccharide layer. If you can't penetrate that biofilm, you can't kill the bacteria. Even though you may have very powerful antimicrobial antibacterial, if you can't penetrate the biofilm, you haven't achieved the mission and that bacteria will grow exponentially, it'll bloom. And even if you can penetrate it, but you don't... You have a very short duration kill, which the Bactisure product has less than two minutes, you have to rinse it out.

The concern is that there is a rebound effect. I don't know, the best thing I can... An analogy that I can use is, have you ever had a doctor give you amoxicillin or a Z-Pak? And they tell you, "Be sure and take all of it." If you don't and stop midway through, you'll have... Potentially, you'll be worse off than you were when you started. So you have to complete the course so that you get a complete kill of the bacteria in this instance and if you don't, that rebound effect or that bloom could put you in a much worse environment that it also fosters microbial resistance. It's a big problem.

So we believe because we kill for 72 hours proven, that we have complete six to seven log kill, which is 99.9999 plus kill across the board in very powerful antimicrobial efficacy, broad spectrum and we have three full days and biofilm efficacy and complete non-cytotoxicity. We achieve really what all the others try to achieve, but just get parts of it when we get it all. So again, non-toxic application, complete kill, continuing for 72 hours with no rinse requirement because we're so gentle and non-cytotoxic.

So again, that's how we stack up against the competition. And I'd love to tell you some really exciting news, but I can't because I've got three attorneys in here that have told me I can't talk about it but maybe soon. Anyway, thanks again for that. Is there anything you want to add? Yes?

Dennis Calvert:

Absolutely. Clyra, just like the odor probably, it's the full circle story and then it proved it up. Took forever to prove it up, master the craft. That's what Clyra's done too. They mastered the craft and they're now in a position with data to support every claim. Yes. So now we go, we... It's different. We can walk in and hold our head high against any competition and win. So it's really education, education to KOLs. And so that's the thing that people don't realize. How do you launch a medical product? Well, you educate the KOLs. The KOLs then work with it, talk about it, publish, write. They go to speaking events, you show up, you buy dinners, you do this whole thing to get the word in front of the people that are the discerning listener who's a physician who doesn't want to burn their skin, wants to eradicate biofilm and give the patient the best chance possible of avoiding an infection. That's what they do. So they are the buyer.

Then when they say yes, then you got to go sign up with the formulary at the hospital, which can be three months to nine months, it's ridiculous. And again, those are barriers to entry that we're overcoming. It's good news, the partnerships will help, but they're also barriers to competition. So when we get through, we secure a position that can last for decades. This is a great product and this is full circle for the company and it's a tribute to Ken in the early days and now with the team of extraordinary talent and a lot of work. Now we're in the win spot finally. Amen.

Steve Harrison:

Thanks.

Dennis Calvert:

You got a bump. There you go. Okay.

Okay. Yes. We're going to get a list and we're going to wind this puppy down. So we can do question and answer. Here's what we should do. Let's finish the business. When people want to walk around, just have Q and A, we can do that. If anybody needs to leave, you can leave. That way we're kind of wound down. And we're happy to entertain questions. You might even want to break out and get with some of the business unit leaders if you have specific questions about PFAS or how we win or the other product or whatever. Okay. We really want to make sure you get what you need. Okay, any other comments before we start the formal meeting? Formal business matters.

Okay, let me go here. How's that? Okay, we're now... We will now conduct the meeting as it relates to the proposals to be voted upon stockholders. In order to expect flow of business, we intend to adhere the following order of business. Each matters will be discussed and acted upon by the stockholders of this meeting will be discussed, moved and seconded in the order set forth in the proxy statement, but the actual vote will be deferred until all the matters have been discussed. As described in more detail in the proxy statement on page seven, we'll first consider proposal one, the election of directors. Does anybody have any questions about the election of directors?

Pretty straightforward. We got a couple new board of directors. They're awesome. And our old directors were awesome too. We're thankful for this easy transition and Christina and Linda are just wonderful additions. They bring a depth of knowledge in their space that's so complimented to our business and so it's great to have those strong allies to lean on. Any questions? No? Okay. A motion on proposal one is now in order. Can I get a motion on proposal one?

Joe Provenzano:

A move that Proposal one -

Dennis Marshall:

Seconded

Joe Provenzano:

... be approved.

Dennis Calvert:

Perfect. So we've got Joe as the first, Dennis from the board. Perfect. As described in more detail in the proxy statement on page 22, it's in proposal two, advisory approval or executive compensation. Any questions? Question on... Happy to talk about it. No questions on proposal two. A motion on proposal two is now in order.

Joe Provenzano:

I move Proposal two as described in the proxy statement be approved.

Dennis Calvert:

Joe Provenzano on the first. Can I get a second?

Dennis Marshall:

Second.

Dennis Calvert:

Dennis with the... Mr. Marshall with a I second. Thank you. As described in more of the detail processing on page 23, we consider proposal three to ratify the appointment of Haskell and White. Haskell and White is an independent public accounting firm. Any questions about Haskell and White? No? Been with us a long time. They do good work. It being no further questions, a motion in proposal three is now in order.

Joe Provenzano:

Move that Proposal 3 be approved.

Dennis Marshall:

Second.

Dennis Calvert:

Thank you, Dennis. Joe with the first, Dennis Marshall with a second. We'll now proceed to vote on each of the previously discussed proposals. And I hereby declare the polls are open. Anybody needs a proxy statement? Probably already got it. If you need one, raise your hand. Happy to do it. Every vote counts. It's not necessary for a stockholder to vote on ballot. You've already sent in your proxy unless you wish to change it. But you're entitled to do. Also, available for any stockholder. Any stockholders need a ballot? Nope. Take a short pause. Do we need a short pause? I think we're ready, especially since we're not filling out more ballots. Okay, let's see.

Mr. Inspector of elections. We now have all the ballots and since all those desired to vote by ballot have done so, we will now declare the polls closed. Mr. Inspector of elections, hand me the preliminary report or at least verbally.

Okay, according to the preliminary report, what does it say, John?

John:

All Proposals approved.

Dennis Calvert:

Okay. They've been approved, so we're going to wind this down. I want to point out one thing and then I'm off script. In prior board meetings or cycle meetings, talk about the reverse split. We took it out. You know why we took it out? Because everybody got so confused. It was winding everybody up. Confusing. And it's confusing, so I'm not saying... It is confusing. We weren't asking for approval to do a reverse. We were asking for the board to have the approval. Expeditious. Trying to be expeditious. But what we found is to scared the [inaudible 01:55:29] out of everybody.

So the question of the hour will be, will we be able to uplist without a reverse split? That's the million-dollar question. Okay. So it depends. That's the answer. Is it possible? Yes, it would be a rare feat and it would be a big deal. But we have big deals that can happen. So let's just look forward. Forward-looking statements are protected under the forward-looking statement and we're looking out dreamy. Are we likely to get a big check for an exit on Pooph? I think we will. Are we likely to get a big check for an exit with a Clyra, could Clyra spin out and be its own public company? Probably own about half of it, couple $100 million market cap. You think that might get us up? How about we launch a battery tech and you find a good partner, they buy it out or we do a factory or 10.

All of these can get us there. So the idea is to do it when the winds are loaded in your sails and you're flying, the boat is just screaming. We're not screaming yet, but we will. We believe we would. Otherwise, why do it? This is so hard. So it's a career for God's sake. So that's what we're after. So we're aiming really high and we've got projects. We rhetorically... And I say it, because one of the challenges internally is we'll say, which of these can get us to a billion in revenue? A billion in revenue is 3 billion in market cap. And we got a couple that can do it. It's pretty remarkable.

And then you say, "Well, can you do it without massive dilution and massive capital?" Yeah. Look at Pooph. Pooph's going to write us a check, just cut to the chase. That deal took eight years and we believe that they're going to get to a $100 million. They will sell between $500 to $700 million and we're going to get a check for 20%. That's where the careers, how many people get to do that? We got like three or four in there. So I think we can get there. The question will be, the temptation will be as the wind starts to fill up and the value of our stock rises, is it better off to go ahead and do a smaller reverse and get to a listed exchange, national exchange faster?

Because right now, 90% of the world can't buy our stock. How many have struggled getting their legends off? Pain in the butt. So are we. We have... We're handicapped. We're handicapped in the OTC. So I say all that because we're with you. We all have the same agenda. We want this business to be vibrant and the stock can be extraordinarily valuable and worthy of a career and worthy of the millions and millions of dollars we would've invest in all these assets to find their home. So I use words imminent and I got criticized for imminent ago. Imminent sounds like tomorrow. It's imminent because it's eventually going to happen. Imminent is, it's going to happen. You know why? Because this company, observe. Is it tomorrow? It's not tomorrow. Is it six months? Is it a year? It depends. If Clyra does what we think Clyra is going to do, it could be faster than you could blink. How about Pooph just cranks it up, gets an offer they can't refuse.

How about PFAS finds the adopter who says, why are we screwing around? Let's get on with it. Here's a check and build me the doggone machine. I'm tired of the suffering. Tired of installing machines that cost $30 million that go obsolete in a year. That's where we're going. Okay? So if it's not on the table now, it'll come back because we're going to get 10. That's all we're selling. So I think with that... Is there any other business to conduct, John? How about... Let's see. Five minutes. Questions? Any questions? Any burning question you can't let go. We covered a lot. There's a couple. Okay, let's start with Doug. He had first hand.

Doug:

[inaudible 01:59:52].

Dennis Calvert:

Okay. We've done on that one. I wish we did. That's one of the terms we didn't like. We swallowed hard. The thesis was, if we were going to... If the buyout is one of the national brands that we're taking market share from, they won't tolerate it. They won't do the deal if you hold manufacturing, they are the manufacturer. They're not going to build it up. So that was a deal killer. We had other deal killers. Who've had other deal killers? And the give and take so we swallowed hard and we said, "Okay." So once we're out run, now we're not out on all the other odor control products. We're only out on pet. So it's basically a narrow license. That's what we sold. Yeah. Oh, go ahead. Yeah.

Speaker 7:

[inaudible 02:00:37] sold.

Dennis Calvert:

No, we're not. It's the way it's structured is you're fully capitalized out. You get a check and you're no longer in the pet odor control business. So the question is, would you sell out for $95 million? It's double our market cap. Yeah, we do that. Just for the record. Yeah, we take $95 million because it'll set the stage for everything else. And we've got household products and we've got turf and all these other products and then that's real. So it just changes the landscape of the business. So the other thing too is one of those opportunities for capitalization. The good news is we're not burning that much cash anymore. We're in a great... Because we're going to continue to accumulate cash so we get net worth to exceed the net shareholder equity requirement to uplift on our own without a banker and without begging. That's what we're doing.

Look at it. You can see it. My goodness, it's amazing. Four or five years here we sit when five years ago everybody was worried we're going to go out of business. Not anymore. Now it's a question, how big can we go? And the mindset shifts to can we get some of these to a billion. And focus, there's data to focus. Which one are we going to focus on to get you there? And I think there's a natural evolution. So one of the challenges as innovator is the adoption cycles will kill you. It's so hard to know which one's going to find adoption, the right partner, the right timing.

The odor business took us eight years. Eight years to find expertise, talent, and Pooph. And then when you found it looks really easy. Well, you saw Jane, it's not that easy, is it? Pretty sophisticated what they're doing. Okay.

Speaker 8:

When you say 95 million [inaudible 02:02:20].

Dennis Calvert:

The last deal they were partners in sold for 375 million. Their target is to sell between $350 and $750, of which we would get 20%. So the way we say it is, somewhere between 50 and 100 we're going to get a check. Yes, Dennis?

Speaker X:

Well, how much at risk are we that we have as much protection internationally?

Dennis Calvert:

Some of the assets like the battery we're filing in under secrecy, that'll give us 12 months. At the end of 12 months, we'll then decide if international patenting makes sense. We think since it's a commercial rate design, we're going to be in a better position to be accelerating commercialization faster and we can make a decision about international patenting. We do believe that the knowledge that we have is patentable. So we have no fear about... And we've demonstrated skill in that area across the board, across the whole portfolio, so we're not afraid. Some of the patents like the [inaudible 02:03:39] stuff, is very artful. In the patents you can look at it, but you'd have a very hard time replicating what we've done. So we hang on the trade secrets.

So the international patent is a combination of patent fencing and trade secrets and then control of the supply chain. If we sign exit with a global multinational and we end up in litigation for infringement on the license, that would be a great outcome. Oh man, would we get a lot of money? Because contracts rule and we're talking about some of the biggest funding. I don't think that's the strategy. Now we've avoided some of the international work like handing over intellectual property in China. We've not done it. We don't plan to. So we worry about China a lot and I think the battery's going to get a lot of pressure on that front because they'll... First minute they get a battery and they goes, "Oh my God, here's how you do it."

Yeah, we're going to have to muscle up, but it's all those, so that's the answer. I sleep really well because I'm so exhausted. But if there was a thing that was going to keep me from sleeping, it's the international path. It's a big deal. Yeah. Okay. Sure.

Speaker 8:

Question about AOS. It's not really talked about. Upcoming panels respond every quarter the year. Do you have any internal timetables and projections? Or I know when that is going to get to [inaudible 02:05:06] value?

Dennis Calvert:

Well, and that's a good question. So it's actually commercially viable now and it is exceptional in its claim set. However, when you bundle it with the catalog and the menu of services that in the form of knowledge, whether it commercializes now versus an AEC or a Garratt-Callahan, it doesn't matter to the company. What matters is that we commercially succeed. And if it's an AOS, hallelujah. If it's an AEC, super. If it's Garratt-Callahan. Look, if we're selling RO systems made by somebody else, it doesn't matter. So the priority, and that's part of the learning curve for the company is... And this is... See, we're going to write a book. After it's worth a billion, we'll write a book. Not till then. Nobody will read it now. After there's a billion, they might read it.

But the lesson for innovation goes like this. If you're in the widget business, you live and die by the widget. We're not in the widget business. We're a solution business. And we have widgets designed that allow us to have differentiation in what we sell, value. There are tools in a toolkit to create a solution. That's what the AOS is. And if we had to bet the farm on a micro pollutant adoption in Europe, oh man, that might do something else. That sounds terrible. So we don't have that. We're not limited by that issue.

Now certainly we would anticipate it that the AOS is buying market share first. Earlier, better way to say it, earlier. And we really... Where's Richard? Poor Richard, dealing with all the poultry. Oh my god, what a menagerie. It's a pain. So, [inaudible 02:06:59] it's hard. I tell the story, and it's a true story. I'm in a meeting about... I had a meeting with the head of the EPA water division. It's a woman who's an ombudsman, so she's like a PR. And she says, "We really need people like you." "What? Guys that will just think they can do anything?" It's like, "Oh my God." She says, "No. Innovation's the industry's starved for innovation." She said, "The problem is, if you're going to innovate the water space, you better have something that's making money."

Now I'm going to fast-forward. It took us a long time. We got stuff making money and we're still innovating. We're in the BioLargo formula, the portfolio is an innovator's dream because we're not bound by AOS at all. And I think AOS will find the market, but it's going to find it in the bundle or a Cadillac. So where's Tonya? Tonya. So Tonya's out in the field, she's working with reps who've been in the business 15, 20, 30 years and they go, "Man, I like that AOS. You're my huckleberry. What you got?" And they think, "Well, I got this client." Next thing you know you're finding a spot for the AOS. That's how it's going to go. Instead of saying, "I got to get an AOS sold in six months." Yeah. No, we don't think that way at all. And so I hope it helps.

I'm trying to share a vision of, who are we? Well, we're an innovator solution provider looking for clients to adopt products and then leverage through distribution with replication and margin. It's not hard, it's simple. Not this, simple in concept. And then each of these markets has a barrier or a weave that you got to get into the marketplace. And so we hire people like Tonya. Tonya. Tonya's been doing this for 22 years. She knows what to do. Tonya, what do we do? I would say, "Whatever she says, that's what we need to do." Because she knows what to do. Randy, what do we do? Randy says, "I know what to do. Been doing it for 30 years." Okay. Joe?

Joe Provenzano:

Yes.

Dennis Calvert:

You know what to do? Yeah, I know. Yeah, Joe knows what to do. Okay, any more questions? One more. Dan?

Dan:

Back on the international side, have you considered any trademarks on company or key products [in Europe]?

Dennis Calvert:

Yeah, we have some. We have more coming. We've not had the press to do that yet because we're always waiting for pull from the market demand before we start plowing cash in. So that's been the hesitancy. Yeah? Yeah. International paths. We spend a lot of money on patents by the way. And we're always are faced with this choice. We're going to go international, we're going to go EU, PTC, Paris Treaty Convention.

Dennis Calvert:

Yeah, I understand. Got a brand, leverage the brand. I hear you. We'll mark that down. I got it. Anything else? I think that's going to be it. So is now... Do I just... Are we wrapping up, John?

Okay. So meeting adjourned. Now we're... Anybody local? Everybody's local. If you're local, we're going to have a social. Thank you everyone. We're going to adjourn this meeting. We appreciate it very much. And thank you for being here and go BioLargo. Okay, now I just stopped-

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